Exhibit 10.1.5

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE

CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

AMENDMENT ONE TO THIRD AMENDED AND RESTATED IN-FLIGHT

CONNECTIVITY SERVICES AGREEMENT

This Amendment One (this “Amendment”) to Third Amended and Restated In-Flight Connectivity Services Agreement (the “Original Agreement”), dated as of September 13, 2012, by and between American Airlines, Inc. (“American”) and Gogo LLC, f/k/a (“Supplier”) is made and entered into this 13th day of September, 2012 (the “Execution Date”).

Supplier acknowledges that American is a debtor in possession under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the cases styled “In re AMR Corporation, et al.” pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), case no. 11-15643 (SHL) (Jointly Administered) (the “Chapter 11 Cases”). American, and certain of its debtor affiliates, commenced the Chapter 11 Cases on November 29, 2011 (the “Commencement Date”).

For and in consideration of the mutual covenants contained in the Original Agreement and this Amendment, the parties hereto agree as follows:

1.	Assumption, Cure and Related Matters

The Supplier agrees that notwithstanding the Execution Date, this Amendment does not constitute an assumption of the Original Agreement or entry into a new postpetition agreement unless and until the Bankruptcy Court enters an order granting assumption of the Original Agreement (as amended hereby) (the “Assumption Order”) that by the applicable provisions of the Bankruptcy Code and any applicable rules, becomes final and non-appealable (the “Assumption Date”). Accordingly, notwithstanding anything to the contrary set forth in this Amendment, the parties agree that the Original Agreement (as amended hereby) shall only be deemed assumed, pursuant to section 365 of the Bankruptcy Code, upon entry of the Assumption Order and no earlier than the Assumption Date. The Parties further agree that the Assumption Order may be an order confirming a plan of reorganization relating to American and its debtor affiliates, with such a plan of reorganization being subject to the Bankruptcy Court’s approval of a disclosure statement relating to such a plan of reorganization.

Amendment One to Third Amended and Restated In-Flight Connectivity

Services Agreement

To the extent the Assumption Order is issued and the Assumption Date occurs, then the Supplier further agrees that to the extent it has claims (as defined in the Bankruptcy Code) arising prior to the Commencement Date (“Prepetition Claims”) against American or any of its debtor affiliates in the Chapter 11 Cases, the Supplier hereby expressly waives any and all such Prepetition Claims. In such an event, the Supplier expressly agrees that (a) it shall not take any action whatsoever to recover, collect, or assert any of those Prepetition Claims against American or any of its affiliates, including but not limited to filing, or prosecuting a filed, a proof of claim in the applicable Chapter 11 Case, and (b) American has provided adequate assurance that American will continue to perform under the terms of the Original Agreement (as amended hereby).

American expressly agrees that any amounts that are or may come due subsequent to the Commencement Date under the Original Agreement constitute an administrative expense of the estate pursuant to Section 503(b) of the Bankruptcy Code and will be paid in accordance with the terms on the Original Agreement, provided that American shall have the right to dispute the validity of any invoice pursuant to the terms of the Original Agreement.

2.	Effective Time of Amendment. American agrees that notwithstanding the Execution Date, the amendments to the Original Agreement set forth in Section 3 below shall take effect only upon entry of the Assumption Order and no earlier than the Assumption Date (the “Effective Time”).

3.	Amendment. As of the Effective Time, the Original Agreement is hereby amended as follows:

a.	The following language is hereby added as the last sentence of Section 5.2:

“[***].”

b.	The third sentence of Section 8.1.4 is deleted in its entirety and replaced with the following:

“[***].”

c.	The following language is added as the last sentence of the first paragraph of Section 11.2.1:

“Within 45 days following the each of calendar years 2013 through 2017, [***].”

d.	The following language is hereby added as a new Section 20.13 in the Original Agreement:

“If the Effective Time occurs after a date on which any [***] would be payable by Supplier to American pursuant to Section 5.2, Section 8.1.4 or Section 11.2.1 had the Effective Time preceded such payment date, Supplier shall be required to pay any such rebates within ten (10) business days after the occurrence of the Effective Time. As used herein, the term “Effective Time” has the meaning ascribed thereto in Amendment One to this Agreement as executed by American and Supplier on September 13, 2012.”

Amendment One to Third Amended and Restated In-Flight Connectivity

Services Agreement

4.	All terms and conditions of the Original Agreement remain in full force and effect, except, following the Effective Time, as provided in section 3 of this Amendment.

5.	This Amendment constitutes the full and complete understanding of the parties with respect to the subject matter of this Amendment and supersedes all prior agreements and understandings with respect to the subject matter. This Amendment may be modified only by written agreement signed by an authorized representative of both parties.

6.	Until the Effective Time occurs, nothing contained in this Amendment shall limit or modify the rights of the Supplier under the Original Agreement, the Bankruptcy Code or applicable law and the Supplier expressly reserves any and all rights and remedies under the Original Agreement, the Bankruptcy Code and applicable law.

SUPPLIER: GOGO LLC		AMERICAN: AMERICAN AIRLINES, INC.

By:	/s/	By:	/s/
Title:	President & CEO	Title:	V.P.